EXHIBIT 4
          FIRST AMENDMENT dated as of May 30, 2008, to SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 8, 2005 (as modified pursuant to the letter agreement dated March 15, 2006, the “Credit Agreement”), among THE SHERWIN-WILLIAMS COMPANY (the “Borrower”); the LENDERS party thereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          WHEREAS the Borrower and the Lenders whose signatures appear below, constituting the Required Lenders (such term and each other capitalized term used but not defined herein having the meaning assigned thereto in the Credit Agreement), have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement as set forth below.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1.01. Amendment of Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
          (a) Amendment of Section 1.01. The definition of “Maturity Date” is amended to read as follows:
          “Maturity Date” means July 20, 2009, or any later date to which the Maturity Date may be extended pursuant to Section 2.08(d).”
          (b) Amendment of Section 2.04. The proviso in Section 2.04(a) of the Credit Agreement is amended to read as follows:
“; provided that (i) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments and (ii) in the event the Maturity Date shall have been extended as provided in Section 2.08(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the aggregate principal amount of outstanding Competitive Loans maturing after such Existing Maturity Date shall not exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.”
          (c) Amendment of Section 2.05. The last sentence of Section 2.05(b) of the Credit Agreement is amended to read as follows:
“A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of

Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $300,000,000, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments and (iii) in the event the Maturity Date shall have been extended as provided in Section 2.08(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the aggregate principal amount of outstanding Competitive Loans maturing after such Existing Maturity Date shall not exceed the total Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.”
          (d) Amendment of Section 2.08. (i) The heading of Section 2.08 of the Credit Agreement is amended to read as follows: “Termination, Reductions and Extensions of Commitments”.
(ii) The following new paragraph (d) is inserted at the end of Section 2.08:
     “(d) On not more than two occasions (including the extension pursuant to Section 1.02 of the first amendment to this Agreement dated as of May 30, 2008 (the “First Amendment”)) during the term of this Agreement, the Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Borrower’s extension request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by the Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such

Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of its Loans as shall be required in order that (and it shall be a condition to the effectiveness of the extension of the Commitments of the Consenting Lenders that), after giving effect to the termination of the Commitments of, and all payments to, the Declining Lenders pursuant to this sentence, the sum of the total Revolving Credit Exposures and the aggregate outstanding principal amount of the Competitive Loans shall not exceed the total Commitments. Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to and in accordance with the requirements of Section 9.04, at any time prior to the Existing Maturity Date, to cause a Declining Lender to assign its rights and obligations hereunder to a Lender or other financial institution that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Borrower delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.02(a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.”
          SECTION 1.02. Extension of Commitments. Effective as of the Effective Date and immediately after the effectiveness of the amendments provided for in Section 1.01, the Commitments of the undersigned Lenders, constituting the Required Lenders, shall be extended for an additional period of one year to July 20, 2010, and the Maturity Date shall, as to such Lenders, be deemed to be July 20, 2010. Such extension of the Commitments of such Lenders shall for all purposes of the Credit Agreement as amended hereby (including the definition of “Maturity Date” and Section 2.08(d)) be deemed to have been effected pursuant to Section 2.08(d) (it being agreed that the notice periods specified in Section 2.08(d) will not be applicable to such extension and that the conditions set forth in the last sentence of Section 2.08(d) will be deemed to have been satisfied upon the satisfaction of the conditions set forth in Section 1.05 below). From and after such effectiveness, (a) the Lenders listed in Annex I hereto will be Consenting Lenders for purposes of Section 2.08(d), (b) all the other Lenders will be Declining Lenders for purposes of Section 2.08(d) and (c) the Maturity Date specified in the Credit Agreement as originally executed will be the Existing Maturity Date for purposes of Section 2.08(d) and will be the Maturity Date applicable to the Declining Lenders.
          SECTION 1.03. Amendment and Extension Fee. In consideration of the execution of this Amendment, the Borrower will pay to the Administrative Agent for the account of each of the undersigned Lenders, on the Effective Date, a one-time fee equal to 0.05% of such Lender’s Commitment on such date.
          SECTION 1.04. Representations and Warranties. The Borrower represents and warrants to the Lenders as of the date hereof and as of the Effective Date that:
          (a) All representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on and as of the date hereof and at and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
          (b) No Default has occurred and is continuing or will, at the Effective Date, have occurred and be continuing.
          SECTION 1.05. Conditions to Effectiveness. The effectiveness of the amendments to the Credit Agreement provided for in Section 1.01 and the extension of Commitments provided for in Section 1.02 shall be subject to the satisfaction of the following conditions (the date on which all such conditions are satisfied being called the “Effective Date”, which date is May 30, 2008):
          (a) The Administrative Agent (or its counsel) shall have received from the Borrower and Lenders constituting the Required Lenders either (A) counterparts of this Amendment signed on behalf of the Borrower and such Lenders or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such parties have signed counterparts of this Amendment.
          (b) The Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of the Borrower, confirming the accuracy of the representations set forth in paragraphs (a) and (b) of Section 1.04 as of the date hereof and as of the Effective Date.
          (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of L.E. Stellato, Vice President, General Counsel and Secretary of the Borrower addressing such matters related to this Amendment as the Administrative Agent or its counsel may reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of this Amendment, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (e) The Administrative Agent shall have received all fees required to be paid to the undersigned Lenders under Section 1.03.
          SECTION 1.06. Agreements. Except as specifically stated herein, the provisions of the Credit Agreement are and shall remain in full force and effect. As used therein, the terms “Credit Agreement”, “herein”, “hereunder”, “hereinafter”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby.
          SECTION 1.07. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 1.08. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall constitute a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents.
          SECTION 1.09. Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.
          SECTION 1.10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

THE SHERWIN-WILLIAMS COMPANY
By:	/s/ Sean P. Hennessy
	Name:	Sean P. Hennessy
	Title:	Senior Vice President - Finance and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,
By:	/s/ Stacey Haimes
	Name:	Stacey Haimes
	Title:	Executive Director

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Barbara Van Meerten
	Name:	Barbara Van Meerten
	Title:	Director

ABN AMRO BANK N.V.
By:	/s/ Alexander M. Blodi
	Name:	Alexander M. Blodi
	Title:	Managing Director

By:	/s/ Marc Brondyke
	Name:	Marc Brondyke
	Title:	Associate

BANCO SANTANDER S.A., NY BRANCH
By:	/s/ Frank G. English IV
	Name:	Frank G. English IV
	Title:	Managing Director

By:	/s/ Ignacio Campillo
	Name:	Ignacio Campillo
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ William M. Bulger, Jr.
	Name:	William M. Bulger, Jr.
	Title:	Vice President

THE BANK OF NEW YORK
By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Vice President

CITICORP USA, INC.
By:	/s/ Daniel Gouger
	Name:	Daniel Gouger
	Title:	Vice President

FIFTH THIRD BANK
By:	/s/ Roy C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Senior Vice President

NATIONAL CITY BANK
By:	/s/ Robert S. Coleman
	Name:	Robert S. Coleman
	Title:	Senior Vice President

SUNTRUST BANK
By:	/s/ Baerbel Freudenthaler
	Name:	Baerbel Freudenthaler
	Title:	Vice President

WELLS FARGO BANK, N.A.
By:	/s/ Steven Buehler
	Name:	Steven Buehler
	Title:	Senior Relationship Manager

ANNEX I
Consenting Lenders
ABN AMRO Bank N.V.
Banco Santander S.A.
Bank of America, N.A.
The Bank of New York
Citicorp USA, Inc.
Fifth Third Bank
JPMorgan Chase Bank, N.A.
Keybank National Association
National City Bank
Suntrust Bank
Wachovia Bank, National Association
Wells Fargo Bank, N.A.